UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2017

LIVE OAK BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

North Carolina	001-37497	26-4596286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1741 Tiburon Drive, Wilmington, NC		28403
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (910) 790-5867

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2017, the 162(m) Subcommittee of the Compensation Committee of the Board of Directors of Live Oak Bancshares, Inc. (the “Company”) approved restricted stock unit (“RSU”) awards for S. Brett Caines, the Company’s Chief Financial Officer, and Steven J. Smits, the Company’s Chief Credit Officer, under the Company’s 2015 Omnibus Stock Incentive Plan (the “Plan”).

Under the terms of the awards, Mr. Caines is entitled to receive 3,427 shares of the Company’s voting common stock and Mr. Smits is entitled to receive 4,218 shares of the Company’s voting common stock, in each case upon vesting of the RSUs. The vesting of the RSUs is subject to the Company achieving total revenue of at least $100 million for the year ending December 31, 2017. In addition, in order for the RSUs to vest, the Company’s voting common stock must attain a closing price equal to or greater than $38.00 per share for at least twenty (20) consecutive trading days at any time prior to January 31, 2024. In the event of a Corporate Transaction (as such term is defined in the Plan) or the termination of employment due to death or Disability (as such term is defined in the Plan), in each case prior to January 31, 2024, a portion of the RSUs are eligible for vesting if the applicable modified stock price is achieved.

The foregoing description of the RSU awards does not purport to be complete and is qualified in its entirety by reference to the form of RSU award agreement, a copy of which is filed as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Form of Performance RSU Award Agreement with Stock Price Condition

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVE OAK BANCSHARES, INC.
	By:	/s/ S. Brett Caines
S. Brett Caines
Chief Financial Officer

Dated: February 2, 2017